Exhibit 10.101

April 29, 2008

Lance Miyamoto

Comverse Technology, Inc.

810 Seventh Avenue

35th Floor

New York, NY 10019

Re:  Amendment to the make-whole Deferred Stock Unit Award Agreement (the “Deferred Stock Award Agreement”) dated as of November 1, 2007 between Comverse Technology, Inc. (the “Company”) and Lance Miyamoto

Dear Lance:

Pursuant to the terms of the Deferred Stock Award Agreement, the Company is required to deliver to you on each Vesting Date (as defined in the Deferred Stock Award Agreement) the number of shares of Company common stock equal to the aggregate number of Granted Units (as defined in the Deferred Stock Award Agreement) that vest as of such date (i.e., 8,333 shares of Company common stock). The Compensation Committee of the Company’s Board of Directors has determined that it would be beneficial to amend your Deferred Stock Award Agreement to provide greater flexibility as to the timing of the delivery of the 8,333 shares of Company common stock which may vest on November 1, 2008 in order to alleviate the possibility of the vested Company common stock being required to be delivered to you (and taxable to you) when the Company common stock is not subject to an effective registration statement and/or other restrictions on the resale of such stock. Accordingly, upon your execution of this letter amendment below and delivery to the Company by May 8, 2008, the Deferred Stock Award Agreement is hereby amended by adding the following as the last sentence of Section 4(a):

“Notwithstanding anything to the contrary contained in this Section 4(a), and subject to Section 4(b), the number of shares of Common Stock deliverable to the Grantee in respect of any Granted Units which vest in calendar year 2008 shall be deliverable to the Grantee on the first date within the “short-term deferral period” (as defined in Treasury Reg. §1.409A-1(b)(4)) on which there is an Effective Registration (as defined below) in place, but in no event later than March 15, 2009; provided, however, that in the event of the Grantee’s Service Termination in accordance with Section 3(b) prior to March 15, 2009 and there is no Effective Registration in place, the number of shares of Common Stock in respect of any Granted Units which are vested as of the Termination Date shall be delivered to the Grantee on the Termination Date, less a number of shares of Common Stock with an aggregate value sufficient to cover any applicable Withholding Tax, with the shares of Common Stock valued using the closing price of the Common Stock on the Termination Date. For purposes of this Section 4, “Effective Registration” shall mean the registration of the shares of Common Stock granted to the Grantee hereunder pursuant to an effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended, and no restrictions under applicable law apply to the resale of such shares of Common Stock at the time of delivery of such shares of Common Stock.”

Except as expressly herein amended, the terms and conditions of the Deferred Stock Award Agreement shall remain in full force and effect.

COMVERSE TECHNOLOGY, INC.

	By:	/s/ Andre Dahan
	Name:	Andre Dahan
	Title:	President and Chief Executive Officer

Accepted and Agreed as of April 29, 2008

/s/ Lance Miyamoto
Lance Miyamoto

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